UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WPCS INTERNATIONAL INCORPORATED

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On September 18, 2014, WPCS International Incorporated, in connection with its Annual Meeting of Stockholders scheduled to be held on September 29, 2014, issued a press release. A copy of the press release is set forth below. The letter to stockholders contained within the press release will also be mailed to stockholders of record in connection with the Annual Meeting.

WPCS Provides Shareholders with a Year in Review and

Why a “YES” Vote to Increase Authorized Shares is Crucial

Suisun City, CA - (Marketwired – September 18, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today is providing a letter to shareholders with a year in review and why a “YES” vote to increase the authorized shares is crucial.

Dear Shareholders,

As we reflect upon the 2014 fiscal year that recently concluded, it was clearly a period of transition, restructuring, planning and preparing for the future. I am writing this letter to you today because your management team and Board of Directors (“Board”) wish to remain transparent throughout this process so that you may understand the critical juncture we are at today and how your vote at the upcoming annual shareholder meeting will help pave the way for our future success.

We want you to know that we are entering the final stages of our current restructuring. The Board believes that once our proposal to increase the number of common shares authorized by the Certificate of Incorporation and other proposals are approved, it will enable WPCS to seek key strategic initiatives to enhance our balance sheet through debt reduction, which we believe will ultimately improve our shareholders’ equity and cash position.

With these changes, we believe that the Company will also have the ability to pursue strategic opportunities to create new value for shareholders. While the very important decisions WPCS shareholders face today are driving this letter, it is my intention to continually and consistently ensure that management and the Board maintain direct communication activities with you.

Since commencing the restructuring of WPCS in August 2013, our entire team has been totally committed to the vision of moving towards creating opportunities to develop growth businesses. We are, and will continue, to be steadfast in our goal of building shareholder value.

Restructuring Accomplishments:

a)	Overcame approximately $2.0 million in projected cash flow shortages by closing Trenton operations, implementing cost reductions and renegotiating vendor payment terms;

b)	Financial results that include increased revenue and an improved balance sheet:

a.	For the 2014 fiscal fourth quarter, revenue increased 25.7% from the same period in fiscal 2013. Taking into account the strategic reduction of WPCS’ Trenton operations, revenue for the quarter and full year ended April 30, 2014 increased 47.2% and 34.4%, respectively, compared to the same periods in 2013;

b.	Cash and cash equivalents increased from $1.4 million as of April 30, 2013 to $2.2 million as of April 30, 2014; and

c.	Shareholders’ equity increased by approximately $6.9 million from a deficit of $900,000 at April 30, 2013 to equity of $6.0 million at April 30, 2014;

c)	Annualized savings of over $1.1 million achieved through administrative and operating cost reductions;

d)	Completed the sale of Australia Operations;

e)	Negotiated $1 million severance reduction with Chief Financial Officer; and

f)	Negotiated the removal of certain onerous default provisions contained within outstanding secured convertible notes.

Other News:

a)	Suisun City, for the period January 1, 2014 through May 31, 2014, announced approximately $5.5 million in new contracts as compared to $2.3 million for the same period year-over-year, an increase of 139%;

b)	Since acquiring the BTX Trader software platform in December 2013, the online platform has grown to 5,000 users and over 1,500 unique visitors per month; and

c)	BTX Trader has launched Celery (www.gocelery.com), a new product providing consumers with a simple and fast way to buy digital currency using direct bank transfers, initially focused on Bitcoin and Dogecoin.

These positive strides to-date have helped curtail losses, reduce cash flow deficiencies and have set the stage for future growth potential. Going forward, we are continuing these restructuring efforts by moving towards the divestiture of our Seattle operations, which we expect to occur at the end of this month, and looking to find a buyer for our China Joint Venture interest. The successful closing of these transactions could generate approximately $3.5 million for the Company.

The upcoming proxy statement proposal to increase the authorized shares of the Company, which shareholders did not approve when last presented, is required for us to meet the existing equity conversion and warrant obligations under our secured convertible notes, convertible preferred stock and warrants. We are required to continue to seek this approval, which will result in additional cost and expenses to WPCS, until our obligation is met. We believe that an increase in authorized common stock could lead to the reduction or elimination of our outstanding secured debt, which has been highly restrictive on the Company and our ability to create value for all shareholders going forward. Additionally, the increase in authorized shares would better position the Company to attract talent through a new stock option plan, provide the Company with flexibility for potential growth capital and enhance our ability to leverage our position as a publicly-traded company to pursue selected strategic acquisitions that we believe could enhance our business.

When developing the restructuring plan last year, I envisioned that at this time, the Company would be debt-free, with several million dollars of working capital, and the equity available to focus entirely on revenue growth and profitability. The steps management and the Board have taken has prepared us to accomplish just that. But, we need your support.

The way to accomplish these objectives is to once again seek your approval to increase the number of authorized shares of the Company. If any such proposal is not approved, I feel that WPCS will remain constrained by its debt, find it difficult to attract talent, be unable to secure necessary financing, and limit its ability to close any substantive value-enhancing acquisitions.

I am pleased with the progress we have made. I am also very encouraged by the opportunities being presented to WPCS and highly optimistic about the future prospects of this Company. There may be no better time to help us finish the task at hand and finally change the direction of WPCS for the better. Right now is your chance as a shareholder to be an important part of the next significant decision facing your company. We have filed a new proxy statement and are asking you to please vote “yes” with management and the Board on the proposal to increase the number of shares of common stock authorized by the Certificate of Incorporation of the Company.

We wish to thank our shareholders, customers, partners and employees for their continued trust, confidence, and support as we hope to move into the next exciting phase of WPCS’ history.

Sincerely,

Sebastian Giordano

Interim CEO

About WPCS International Incorporated

WPCS operates in two business segments: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com